Exhibit 10.77
                                     NOTE

U.S. $550,000                                         Dated: December 18, 2000

            FOR VALUE RECEIVED, the undersigned, Heartland Technology, Inc. ("Heartland Technology"), a Delaware corporation (the "Obligor"), HEREBY PROMISES TO PAY to PG Oldco, Inc. (the "Obligee") the principal sum of Five Hundred Fifty Thousand United States Dollars ($550,000), on December 31, 2004, subject to the terms and conditions set forth below.

            The Obligor promises to pay interest on the unpaid principal amount owing hereunder to the Obligee quarterly at a rate of interest equal to 8% per annum (calculated on the basis of a 365-day year), payable on the last business day of each calendar quarter, commencing September 30, 2000.

            Both principal and interest are payable in lawful money of the United States of America to the Obligee, at the account designated by the Obligee, in immediately available funds.

            This Note is one of the five (5) Notes referred to in, and is entitled to the benefits of, that certain Confidential Settlement Agreement and Release dated December 18, 2000 among the Obligor, the Obligee, and PG Design, Inc., and that certain Subordinated Security Agreement, dated December 18, 2000 between the Obligor, HTI Class B, LLC and the Obligee (the "Subordinated Security Agreement"). Any capitalized terms used but not defined herein shall have the meaning ascribed to them in the Subordinated Security Agreement.

            Demand, presentment, protest, and notice of dishonor, non-payment and protest are hereby waived by the Obligor.

            The Obligor may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of the principal balance prepaid calculated to the date of such prepayment.

            This Note is non transferable and any attempted assignment or transfer of this Note shall be null and void, provided that, upon the dissolution of the Obligee, this Note shall be transferable to the stockholders of the Obligee as of the date hereof.

            All sums due hereunder and under the Amended Notes shall, at the sole option of the Obligee, become immediately due and payable on demand, upon the occurrence of any of the following events (each, an "Event of Default"):

                  (1) the Obligor shall fail to make payment of principal or interest under this Note or any Amended Note at the time such payment is due and such failure to pay shall continue for 5 days; or

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                  (2)   the  occurrence  of an  Event  of  Default  under  the
            Subordinated Security Agreement (subject to the Cure Period provided in Section 8 thereof; or

                  (3) a receiver, liquidator or trustee of the Obligor or the Grantor or of any property of the Obligor or the Grantor shall be appointed by court order and such order shall remain unstayed and in effect for more than 60 days; or the Obligor or the Grantor shall be adjudged bankrupt or insolvent; or any of the property of the Obligor or the Grantor shall be restrained, attached, or sequestered by court order or become subject to any levy of any court and such order shall remain unstayed and in effect for more than 60 days; or a petition to reorganize the Obligor or the Grantor under any bankruptcy, reorganization, arrangement, moratorium, or insolvency law or code or other debtor relief proceedings shall be filed against the Obligor or the Grantor and shall not be dismissed within 60 days after such filing or an order for relief shall be entered against the Obligor or the Grantor; or

                  (4) the Obligor or the Grantor shall file a petition in voluntary bankruptcy or requesting relief under any provision of any bankruptcy, reorganization, or insolvency law or shall consent to the filing of any petition against it under any such law or code; or

                  (5) the Obligor or the Grantor shall make an assignment for the benefit of its creditors or consent to the appointment of a receiver, trustee, or liquidator of the Obligor or the Grantor or of all or any part of the property of the Obligor or the Grantor; or

                  (6) the Obligor or the Grantor shall be dissolved or liquidated or the existence of the Obligor shall terminate except pursuant to a merger pursuant to which all of the other Amended Notes become obligations of the surviving entity; or

                  (7) any seizure, vesting or intervention by or under the authority of any governmental agency by which the management of the Obligor or the Grantor is displaced or its authority in the conduct of its business is curtailed shall occur.

            If an Event of Default shall occur and is not cured within the Cure Period and the Collateral Release Event has not occurred, the Obligee shall have all rights and remedies under this Note, the Subordinated Security Agreement and applicable law, which rights and remedies shall be cumulative and not exclusive or alternative and such rights and remedies may be exercised independently, currently or consecutively at the Obligee's option. No waiver by the Obligee of any right or remedy under this Note shall be effective unless in a writing signed by the Obligee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver thereof or of any other right, power or privilege and no single or partial exercise of any such right, power or privilege by the Obligee will preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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            This Note,  together with the other four Notes  (referenced in the fourth paragraph of this Note), shall be in substitution for and replacement of the two Notes dated May 30, 1997 in the principal sum of $1,500,000 respectively, made by the Obligor payable to the order of the Obligee, and all amendments, extensions, substitutions, replacements and renewals thereto ("Original Notes"). The indebtedness evidenced by the Original Notes is continuing indebtedness and nothing contained herein shall be deemed to constitute payment, settlement or a novation of the Original Notes, or release or otherwise adversely affect any lien or security interest securing such indebtedness.

            THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAW. THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, HYPOTHECATED, SOLD OR TRANSFERRED, NOR WILL ANY ASSIGNEE OR TRANSFEREE THEREOF BE RECOGNIZED BY THE COMPANY AS HAVING ANY INTEREST IN SUCH SECURITY, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITY UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

            This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware. If any provision of this
Note is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                                    HEARTLAND TECHNOLOGY, INC.


                                    By: s/Edwin Jacobson
                                          Name: Edwin Jacobson
                                          Title: President & CEO



Document Number : 584265


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